Exhibit 10.12

Confidential material has been omitted and filed separately with the Commission

In Madrid on 20 March, two thousand.

BY AND BETWEEN

Mr EDUARDO VIÑAMBRES MARTINEZ, of legal age, married, industrialist, resident in Madrid at no. 15 Avda. del Valle, with Tax Identification No. 1.683.083N, THE PARTY OF THE FIRST PART, AND

Mr NORBERTUS AUGUSTINUS WILHELMUS VAN DEN DRIES, married of Dutch nationality, domiciled at Koninginnegracht, 38, 2514 AD, The Hague (Holland) with passport no. 70263854, THE PARTY OF THE SECOND PART

ACTING HEREIN

[Translator: stamped and initialled at the left of each page:]

            [Sole Administrator]

The first, on behalf of and representing, in his capacity as Sole Administrator, the Trading Company “NAVES Y URBANAS ANDALUCIA, S.A.” with the registered office in Madrid at no. 15 Avda. del Valle and with Corporate Tax Identification No. (C.I.F.) A/28301612, in accordance with the powers conferred thereupon by deed authorised by the Madrid Notary, Mr José Villaescusa Sanz, on 2 December 1998, and assigned entry number 12,723 in his records. (HEREINAFTER, THE LESSOR).

And the second, on behalf of and representing, in his capacity as Sole Director, the Trading Company “INTERXION CARRIER HOTEL, S.L.”, domiciled in Madrid c/ Velazquez 61, 3° izda. and [with] Corporate Tax Identification No. B/82517731, set up on 14 December 1999 before the Madrid Notary Mr Carlos Perez Baudin and assigned entry number 3668 in his records, in accordance with the powers conferred thereupon in the said Memorandum of Association of the company (HEREINAFTER, THE TENANT).

And both acting with power of representation, and with sufficient legal capacity to act which they mutually recognise.

HEREBY STATE

ONE: That the LESSOR is the owner of the Building located at the point where Calle Albasanz (no. 71) meets at the corner of Calle San Romualdo in Madrid, and which constitutes the registered property no. 17,891, Volume 1713, sheet 70, book 727 of Canillejas, of the Property Register no. 17 of Madrid (hereinafter called the PREMISES). These PREMISES have a total surface area of approximately 11,420 square meters and are described as follows:

BUILDING, built and completed according to the plan of Erja Ingenieros, is located on one site, roughly square-shaped, with a total surface area of two thousand nine hundred and thirty-six point seven nine square metres.

The fourth floor, housing the offices, restaurants and meeting rooms in one part and a workshop for new-development products in the other part, like the ground floor and second floor, is completely renovated, its surface area with the corresponding projections totalling 2,863.10 square metres.

The covered terrace or tower houses the rooms for the service lifts and lift and heating and air conditioning machinery. It has a surface area of 184.30 square metres.

The total constructed surface area, described above, totals eleven thousand and forty-six point seven square metres.

The roofs of the building, located on three different levels, have a surface area of 2,913.00 square metres.

The ground floor includes an area measuring 145.50 square metres used solely for the loading and unloading of goods, with the capacity to accommodate three trucks.

The foundation of the building was constructed using reinforced concrete isolated footing supporting the structure of the building which is also made of reinforced concrete.

The floor slabs in the production and storage areas are made of ribbed reinforced concrete slabs supported on girders which are also made of reinforced concrete.

In the rest of the building, the floor slabs are made of reinforced concrete without girders going in two directions.

The non-glazed facades have been made using lapped sheet sandwich panels with polyurethane-based insulation inside. The bottom part of the building has a reinforced concrete base.

In the glazed areas and projections of the offices there is a curtain wall made of anodised aluminium and double glazing.

The partition walls have been sealed with double hollow brickwork, rendered and with a damp-proofing treatment carried out on the outside, two expanded polyurethane layers providing insulation and a chamber partition of double hollow partition rendered and with plastic paint on the inside.

The inside partitioning is made of single hollow brick, coated with patent plaster, finishing plaster and various finishings on the walls, roofs and floors.

Various installations such as the electricity, air-conditioning, plumbing, telephone system, lift equipment and fire-protection equipment ensure the building is fit for purpose.

It is located where Calle Albasanz and Calle San Romualdo meet (new layout) in the city of Madrid, and overlooks both streets.

The side looking onto Calle Albasanz is 57.08 metres long and the side looking onto [Calle] San Romualdo is 52.09 metres [long].

Since the alignments of the two streets do not form a right angle, a triangle where nothing has been built has been left along Calle San Romualdo the bottom of which is 3.73 metres where the streets meet, reaching zero at the end of Calle San Romualdo further along from Calle Albasanz.

The ground floor of the building has four entrances:

•	Main entrance, located at the corner where the two facades meet;

•	Entrance for warehouse and production staff, via Calle Albasanz;

•	Entrance for the trucks delivering raw material and the trucks carrying finished products, located on Calle Albasanz, after the staff entrance;

•	Entrance to the basement car park, located at the far end of the side looking onto Calle Albasanz.

The building has a basement, ground floor, four floors and a roof, with the surface areas described below.

The basement has a surface area of 1,410.60 square metres, backing onto the facade of Calle Albasanz along the whole of its length. It is used for vehicle parking for users of the building.

The ground floor occupies the whole of the built site and has a surface area of 2,818.40 square metres. It is mainly used to store raw materials and finished products.

There is also a newly-built mezzanine level on this floor measuring approximately 400 square metres for use as offices.

The first floor comprises two areas. One of these areas is located next to the point where the streets meet and houses the cloakrooms and toilets. The other area, adjacent to the partition wall and Calle Albasanz, is taken up by the auxiliary production services, such as compressed air, air-conditioning and air-operated conveyance. Both make a total of 525.90 square metres.

The second floor takes up the whole of the built site, and with the projections of Calle San Romualdo, it has a surface area of 2,789.70 square metres. It is used for production.

On the third floor, construction has only been carried out near the corner of [Calle] Albasanz and [Calle] San Romualdo, occupying a surface area of 454.70 square metres. This floor houses the technical production services.

The PREMISES are free from all charges, attachments, easements and liens.

TWO: The LESSOR declares that the Premises have the appropriate planning approval (industrial, commercial, offices and parking) so that the TENANT can carry out its business in accordance with the Law and the provisions and requirements of the City Council.

The LESSOR is responsible for the truthfulness of the description and planning status and for the licences for the PREMISES, all of which will enable the activity of the TENANT to be carried out in accordance with the applicable legislation.

THREE: The TENANT is interested in renting the aforementioned premises owned by NAVES Y URBANAS ANDALUCIA, S.A. (THE LESSOR) and the latter renting them out to the TENANT.

FOUR: The parties thus agreed, mutually and reciprocally acknowledge the legal capacity necessary to enter into and be bound by and agree to sign this lease contract (hereinafter the “Contract”[)] relating to the PREMISES for use other than residential, which shall be governed by the stipulations contained therein, and in the absence thereof, by the provisions of the current Ley de Arrendamientos Urbanos [Urban Leases Law] (Law no. 29 of 24 November 1994, hereinafter LAU) for rental for use other than residential and, in addition, by the provisions of the Civil Code.

CLAUSES

One: PURPOSE OF THE CONTRACT

The purpose of this contract is the rental of the PREMISES specified in the opening statement, the LESSOR having earlier provided the TENANT with a disk containing the plans of the PREMISES.

THE TENANT shall use the property PREMISES to carry out the activities specific to its company purpose, in particular, the installation operation and maintenance of international data centres which enable (in the widest sense) the establishment and operation of telecommunications devices and equipment of third parties, and the provision by the TENANT (directly or through third parties) of services relating to telecommunications (with or without cable), including, though not limited to (i) telecommunications consultancy, and (ii) joint-establishment and location services.

Two: TERM OF THE CONTRACT

This contract shall have a term of TEN (10) YEARS, which shall be binding for both parties, with effect from the date upon which this contract is signed.

Expressly and at its sole discretion, THE TENANT is entitled to extend the term of this contract for an additional period of TEN (10) YEARS, without the need for the consent of the LESSOR. Upon the expiry of the extended period, the parties can, by common accord, agree to continue it.

The TENANT must notify the LESSOR in writing of its decision as to whether or not to extend the Contract nine months before the expiry thereof.

Upon the expiry, however, of the corresponding extension, without agreement established otherwise and without the TENANT having restored peaceful possession of the property to the LESSOR, a penalty shall come into force to the benefit of the same, which the parties voluntarily set in the amount of 1,500,000 pesetas or 9,015.18 euro for each day of delay in handing over possession.

Three: HANDING OVER THE PREMISES

By the mere fact of signing this Contract, THE TENANT takes possession of the PREMISES in the state in which they are currently found, without obligation on the part of THE LESSOR to carry out any work whatsoever, since that which remained to be done shall be carried out directly by THE TENANT and in exchange the latter shall enjoy the rent-free period as set out below, both owing to the work not carried out by THE LESSOR, and for that which THE TENANT must carry out at its own expense in order to adapt the PREMISES to its requirements.

Four: FINANCIAL CONDITIONS

4.1 - RENT - A monthly rent is agreed of             ***             or    ***     which comes to an annual total of             ***             or            ***             which must be paid by the TENANT in monthly instalments, which will be increased by the amount required by legislation on Value-Added Tax.

4.2 - METHOD OF PAYMENT - These monthly instalments shall be paid in advance, and be made in cash in the first FIVE (5) working days of each month, by deposit to the current account no. 0104 0309 91 0300090762 held by the LESSOR with Banco Argentaria.

The LESSOR shall be required to issue and deliver within two working days of the payment of the rent made by the TENANT, a bill confirming collection of the rent, in legally established terms.

4.3 - VALUE-ADDED TAX - This rent shall be subject to Value-Added Tax (VAT) and thus, the total amount for each successive rental bill shall be required to accrue, at the legal rate applicable at any time and automatically, the applicable amount for this tax, which shall be itemised separately from the other amounts shown on the invoice.

4.4 - RENT-FREE PERIOD - In return for the works which the TENANT will carry out on the PREMISES, the LESSOR shall grant to the TENANT a rent-free period, so that the first monthly instalment that needs to be paid shall fall due in the month of August 2000.

Thus, no rent shall fall due for the period between today’s date and 31 July 2000 (both inclusive).

4.5 - ANNUAL REVIEWS - The rent agreed shall be reviewed annually. The price of the rent shall be revised by increasing or decreasing the rent prior to the date of application, taking, as a percentage change, the Consumer Price Index (CPI) set by the National Statistics Institute (or substitute Body, if applicable) for the Total National Aggregate. Assuming that the rent is reviewed and the indices for the whole of the period reviewed have not been closed, the LESSOR can either apply it provisionally, in respect of those which have been closed by the National Statistics Institute, and once final certification has been given, apply the relevant index, with effect from the time that the rent review was proposed, or else can apply this review as a function of the certification corresponding to the index for the last twelve months closed by the National Statistics Institute. In either case, the review shall be considered automatically applicable without the need for notice whatsoever. Notwithstanding that, the LESSOR shall send a letter to the TENANT accompanied by the report of the National Statistics Institute in order to explain that the review made conforms to the CPI applicable during the period reviewed.

The first review shall be carried out within twelve months of the signing of this Contract in relation to the contractual rent and successive ones in relation to the contractual [rent] plus all the increases, voluntary or legal, including the applicable rental review.

Likewise, every FIVE (5) YEARS, the LESSOR shall be entitled to adjust the rent in line with market values, according to the technical publications which provide this information.

MARKET RENT: Upon the expiry of the first five years of this Contract and upon the expiry of any further five-year period (at the end of the 10th year, 15th year), the rent shall be revised to adapt it to market rates (the “Market rent”).

Once this update has taken place, the Market Rent shall apply during the following annual period, and shall be adjusted annually in accordance with Clause 4.5.

Three months prior to the end of the 5th and 10th years of rent and subsequent extensions, if applicable, the LESSOR must inform the TENANT of the rent which will have been determined by an independent property expert chosen by the LESSOR from among the leading renowned international property consultants. If the TENANT does not agree with the proposed market rent indicated by the LESSOR, it shall inform the TENANT [sic] of this, designating in its communication a second independent property expert chosen by the TENANT from among the leading renowned international property consultants, who must set the market rent by common accord through the property expert designated originally by the LESSOR in its communication within no more than 30 days of the notification of the LESSOR.

If the two experts fail to reach an agreement, a third independent property expert designated by the two previous from among the leading renowned international property consultants shall establish, on the basis of the two proposals submitted, which of these two should be considered as Market Rent, provided that these proposals do not differ by more than 10%. If the two original proposals differ by more than 10%, the third expert shall set, independently, the market level within a maximum period of 30 days of their appointment, and the Market Rent shall be considered to be the average of the two closest proposals.

The fees of the experts appointed by each party shall be paid by the party which appointed them, whilst the fees of the third expert shall be paid by the party whose evaluation of the market rent was furthest away from the market rent determined by this third expert.

The experts must evaluate the market rent solely on the basis of the following criteria.

“Market rent” means the rent which can be obtained on the market should the whole of the Premises be rented with peaceful possession of the same on the date of the notification made by the LESSOR, by contracting parties freely available to enter into contract without payment of premium or bonus whatsoever, for a term equal to the term of this Contract, all in accordance with the terms and conditions established in this Contract, assuming moreover, the following:

•

that prior to the notification of the LESSOR, a reasonable period of time has elapsed (in line with the nature of the property and market rental situation) within which it has been possible to market and negotiate the new rental;

•	that the rent is payable as from the time that the new rental contract is signed;

•	that the Leased Premises are rented out for use similar to the existing use.

Likewise, in determining the market rent, the experts will, as far as possible, observe the following criteria in order to make market comparisons:

•

comparisons will be made between premises which have a similar surface area. For this reason, it will be understood that the premises have a similar surface area when the difference between each is no more than 15%;

•	the premises to be compared should be located in similar parts of the city, and

•	for the purposes of setting the rent, the state of the Premises as they are when handed over to the TENANT shall be taken into account.

Furthermore, in the calculation of the market rent the following shall not be taken into account:

(i)	the goodwill that might be ascribed to the Premises owing to the fact that business activity has been carried out on the same;

(ii)	any increase that might arise from the existence of a potential tenant with a special interest.

If the LESSOR fails to communicate to the TENANT its proposed market rent in the period stipulated, the TENANT shall be entitled to initiate the market rent review mechanism.

However, if the TENANT does not initiate the review mechanism it shall be understood that the parties have waived [their right to] the rent review, in which case the rent for the five previous years up to the next review, five years later, shall apply, without prejudice to the review in accordance with the CPI.

Five - WORKS

5.1 - Works of the LESSOR

The LESSOR is carrying out some renovation work in the building according to the plan dated October 1998 and the planning permission granted by the City Council on 25 February 1999 under the number 117/98/2758, attached as Annexe 1.

5.2 - Works of the TENANT

The TENANT is entitled and authorised to carry out, at any time, any of the works necessary or appropriate to adapt the PREMISES to its own business needs.

For this reason, the TENANT shall prepare, in conjunction with the experts chosen by the LESSOR, an appropriate plan to present as an amendment to the original to the City Council of this capital.

The works to be carried out by the TENANT shall not affect the structural elements.

5.3 - Inspections

The parties agree that either the LESSOR or an appointed specialist shall have the right to perform a reasonable inspection of the works carried out by the TENANT on a working day, provided these inspections are notified at least two days beforehand.

5.4 - Handing back the PREMISES

Upon the expiry of this contract, or any extensions thereto, the TENANT shall hand back the PREMISES in the same state in which it received them, subject to normal, correct usage and except for the improvements made on the PREMISES in conjunction with or authorised by the LESSOR.

Upon the expiry of the contract, the TENANT may elect to remove the air conditioning equipment, or reach an agreement to leave it on the PREMISES subject to appropriate compensation by the LESSOR.

The TENANT shall have the same option in relation to all those installations for which it has paid and which can be removed or maintained.

5.5 - Improvements

The TENANT shall not be allowed to carry out improvement works on the PREMISES without the prior written consent of the LESSOR.

However, works necessary or appropriate to adapt the PREMISES to the specific business needs of the TENANT, carried out in accordance with the provisions of the second paragraph of subclause 5.2 do not require the LESSOR’s consent.

Six: SERVICES AND SUPPLIES

6.1 - Expenses for services and supplies

The LESSOR declares that the PREMISES have access to the telecommunications and electricity network, connection to a suitable infrastructure for use of the appropriate services and supplies, such as electricity, water, telephone, etc.

The TENANT shall bear the costs attached to the installation and maintenance of the services and supplies corresponding to the PREMISES, such as electrical energy, water, telephone, etc., as well as their corresponding meters, which must be taken out in its name.

6.2 - Maintenance

The TENANT shall bear the maintenance costs of the services for fire detection and extinguishing, ventilation of garages, pressure unit, air conditioning and lifts, and indoor and outdoor cleaning.

6.3 - Services to be provided

The TENANT shall freely decide the type and level of service to be provided within the PREMISES, such as cleaning, security and surveillance, etc., and contract the services with companies it considers appropriate, and shall bear the costs of these services.

6.4 - Inspections

The LESSOR shall have the right to designate a person who will monitor and inspect the premises on its behalf during the period of validity of this contract.

This supervisor or inspector shall have access restricted to those areas of the building which are communicated by the TENANT to the LESSOR, given the necessary confidentiality required of certain operations or activities of the TENANT or clients thereof.

Seven: LICENCES, PERMITS, TAXES AND CHARGES

7.1 - Permits for the PREMISES

THE LESSOR states that the PREMISES are in possession of the mandatory permits required for its construction and all its installations, and that it has a permit for the works being carried out at the PREMISES, without prejudice to the obligation incumbent upon THE TENANT to apply for the appropriate permits for the works it is carrying out and for its business.

7.2 - TENANT PERMITS

The TENANT shall be solely responsible for managing, obtaining and paying for the approvals, permits and authorisations, whether pertaining to the municipal, autonomous region or state authority or required by the European Union, necessary for the activity to be carried out at the PREMISES or which arise as a result of the use or occupancy of the PREMISES, as well as the works permit and business licence of the TENANT. The LESSOR undertakes to collaborate diligently with the TENANT in obtaining these permits/licences.

Likewise, whenever the TENANT is to make changes to the original plan submitted to the City Council of this Capital in relation to the works necessary for the purposes of the company purpose thereof, the TENANT shall also be responsible for obtaining updated permits and approvals required by these works.

7.3 - Immovable Property Tax

The LESSOR shall be responsible for paying the Impuesto de Bienes Inmuebles (I.B.I.) [i.e. the Immovable Property Tax] applicable to the PREMISES.

Eight: SIGNS AND OTHER SUCH FACILITIES

The TENANT is expressly authorised to set up neon signs, placards/posters and notices on the outside of the building, and more specifically, on the facade or roof of the building covered by this contract.

Similarly, the TENANT is authorised to install air conditioning equipment, irrespective of the central cooling system attached to the property.

Likewise, the TENANT is entitled to carry out the adaptation works required for its business purposes.

Nine: DEPOSIT

Under the terms of this instrument, the TENANT shall pay to the LESSOR as a deposit the sum of             ***             as a guarantee for the precise fulfilment of the obligations assumed under the terms of this contract and to cover any damage that might be caused to the PREMISES. This amount is equivalent to two months’ rent, in accordance with the L.A.U. [Ley de Arrendamientos Urbanos i.e. Urban Leases Act], which the LESSOR shall not return to the TENANT until, upon the expiry of the contract, the PREMISES leased have been handed back in a good state of repair. The existence of the deposit shall not be grounds for any delay or non-payment of rents.

Ten: INSURANCE

The LESSOR shall pay the Insurance corresponding to the PREMISES covered by this contract whilst the TENANT shall pay the insurance corresponding to the activity to be carried out thereupon.

Eleven: WAIVER OF RIGHTS UNDER THE L.A.U. [Urban Leases Act]

The TENANT waives the right to the compensation specified in Article 34 of the current L.A.U., in the case of termination of the contract owing to the expiry of the term. Likewise, the TENANT is entitled to partially sublet the PREMISES, the LESSOR waiving herein the rights granted thereto under Article 32.2 of the current L.A.U.

Twelve: SUNDRY MATTERS

12.1 - Access to the Premises

The TENANT agrees to allow the LESSOR or anyone designated thereby to enter the leased PREMISES for the purpose of monitoring its state or for inspection and verification of any class of works or repairs affecting the PREMISES, in accordance with clause 6.4 and provided that these inspections do not interfere with the normal activity of the TENANT and that the latter is given at least two days notice.

12.2 - Hazardous materials

If, during the normal course of its business and provision of its services, the TENANT needs to store or handle any material or substance normally considered as hazardous, harmful or contaminating/polluting, the TENANT is allowed to do so provided that:

(i)	it has requested the relevant licences;

(ii)	it has taken the necessary safety measures; and

(iii)	it has informed the LESSOR.

Thirteen: BREACH

The failure by either party to fulfil the obligations incumbent thereupon under the terms of this contract, as well as the obligations stipulated in 35 and 27.2 d) of the L.A.U., shall entitle the other party to terminate the contract ipso jure, in accordance with the provisions of Article 1124 of the Civil Code.

The termination of this Contract at the request of either party shall require the prior and reliable notification to the party in breach, informing them of the intention to terminate the contract, after which the party summoned shall have a period of fifteen days in which to make good the breach at stake, and should they do so, the contract shall not be terminated. The costs of the injunction shall be paid by the party in breach.

Fourteen: COMMUNICATIONS

For the purpose of notification, in relation to the rights and responsibilities of this Contract, the domicile of the TENANT is established as the PREMISES rented out.

Fifteen: JURISDICTION

For the interpretation and performance of this Contract the parties submit to the Courts and Tribunals of Madrid to the exclusion of their own.

Sixteen: LEGAL REGULATION

This Contract shall be governed by the will of the parties and for all matters not envisaged thereby, it shall be governed by the L.A.U. and by the Civil Code.

And in witness whereof to all the foregoing, the parties sign this document in duplicate, at the place and on the date “ut supra” [“as above”].

THE LESSOR	THE TENANT

Confidential material has been omitted and filed separately with the Commission

ANNEX TO THE LEASE AGREEMENT INVOLVING THE BUILDING SITUATED ON

C/ALBASANZ, 71, MADRID, REGISTERED PROPERTY NO. 17,891,

SIGNED ON 20 MARCH 2000

In Madrid, on 15 March 2006

BY AND BETWEEN

ON THE ONE HAND: Ms. María del Rocío Viñambres González, of legal age, holding Tax Identity Number 7.488.791-Z, with address at Avda. del Valle, 15, Madrid.

AND ON THE OTHER HAND: Mr. Robert J.M. Assink, of legal age, holding Foreigners’ Identity Number X-1.589.529-E, with address at Avenida Jesús de Monasterio, 2 – chalet 37 – San Sebastián de los Reyes, Madrid.

ACTING

As regards the former party, on behalf and in representation of the commercial entity NAVES Y URBANAS ANDALUCIA, S.A., (HEREINAFTER THE LESSOR), holding Company Tax ID No. A-28301612 and with address at Avda. del Valle, 15, Madrid, in her capacity as Agent, pursuant to the power of attorney granted before the Notary of Madrid, Mr. Ignacio Manrique Plaza, on 27 December 2000, under his protocol number 8,352.

As regards the latter party, on behalf and in representation of the commercial entity INTERXION ESPAÑA, S.L., (HEREINAFTER THE LESSEE), holding Company Tax ID No. B-82517731 and with address at C/Albasanz, 71, Madrid, in the capacity of Sole Director, pursuant to the authority conferred upon him by virtue of the power of attorney granted before the Notary of Madrid, Mr. Carlos Pérez Bauduin, on 2 April 2001, under his protocol number 1,167.

And both parties, in the capacity in which they act, mutually acknowledge one another’s sufficient legal capacity to contract and:

THEY DECLARE

That they, the parties, intend to renew, by virtue of this ANNEX, the lease agreement to which they are bound dated 20 March 2000, the object of which is the building that is the property of Naves y Urbanas Andalucía, S.A. situated at C/Albasanz, 71, Madrid (registered property 17.891 of Register no. 17 of Madrid) and to such end

Naves y Urbanas Andalucia, S.A. P.P.

1

THEY AGREE

One -That the duration of the contract, obligatory for both parties, shall be fifteen years (15 years), calculated from 20 March 2000. The extension set forth in favour of the Lessee shall be that detailed in the contract of 20 March 2000, in other words, of ten years (10 years), and authorisation from the Lessor shall not be necessary for this.

Two -That the monthly rent, as from 1 March 2006, shall be     ***     plus the corresponding VAT, an amount to which, as from 20 March 2006, the corresponding CPI that the INE [National Statistics Institute] sets forth for the period between March 2005 and March 2006 shall apply.

For subsequent yearly periods, the terms set forth under clause 4.5 of the contract signed on 20/03/00 shall apply.

MARKET RENT: The first review of the rent pursuant to market levels shall be performed on 20 March 2011, as set forth under clause 4.5 of the lease agreement entered into on 20 March 2000, and it shall be carried out pursuant to the forecasts set forth in such document. This review shall take place in all five-year periods during the contract’s period of validity.

Three -That for anything not detailed herein, the terms of the contract of 20 March 2000 shall remain valid.

AND IN WITNESS WHEREOF, THE PARTIES SIGN TWO COPIES OF THIS DOCUMENT FOR A SINGLE PURPOSE, IN THE LOCATION AND ON THE DATE DETAILED “UT SUPRA”.

Naves y Urbanas Andalucía S.A.
P.P.

By the Lessor:	By the Lessee:
María del Rocio Viñambres González	Robert J.M. Assink

[stamp - Naves y Urbanas Andalucía S.A.	[stamp - interxion™
(N.U.A.S.A)	Albasanz, 71 – 28037 Madrid
Avenida del Valle, 15	Company Tax ID No. B82517731]
28003 Madrid]

2